UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DIGITAL ANGEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 5, 2011, Digital Angel Corporation commenced mailing the following letter to certain stockholders. The information in this filing shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

July 5, 2011

Dear Fellow Digital Angel Stockholder:

According to our latest records, we have not received your vote at the important special meeting of stockholders of Digital Angel Corporation, to be held on July 14, 2011. Your board of directors unanimously recommends that shareholders vote FOR the sale of Digital Angel’s wholly-owned subsidiary, Destron Fearing Corporation.

We are pleased to announce that another leading proxy advisory service, Glass Lewis & Co, has recommended that Digital Angel’s stockholders vote FOR the sale of Destron Fearing.  Glass Lewis concluded: “In light of the full sale process conducted by the board and our favorable view of the financial terms of the deal, we believe that the proposed disposal of Destron Fearing is in the best interests of the Company and its shareholders.”

If the sale is not approved by stockholders, the failure to complete this transaction may substantially limit our ability to operate.   We urge you to vote for the Destron Fearing transaction. Since approval of the transaction requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, your vote is important, no matter how many or how few shares you own.  The failure to vote will have the same effect as a vote against the sale.

Since the meeting is now less than two weeks away, we urge you to cast your vote by telephone or Internet to ensure your vote is received in time.

Very truly yours,
The Board of Directors

TIME IS SHORT AND YOUR VOTE IMPORTANT!

To ensure your shares are represented at the meeting,
please vote by telephone or Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions or need assistance in the
last-minute voting of your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at (888) 750-5834.